Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Instructure, Inc. 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan, of our reports dated February 20, 2019, with respect to the consolidated financial statements of Instructure, Inc. and the effectiveness of internal control over financial reporting of Instructure, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

February 20, 2019